Contact:	Thomas J. Concannon
Vice President and CFO
Geokinetics Inc.
(713) 850-7600
(713) 850-7330 FAX

FOR IMMEDIATE RELEASE

Geokinetics Appoints New Chief Executive Officer

HOUSTON, October 2, 2003 - Geokinetics Inc. (OTCBB: GOKN) announced today that David A. Johnson has been appointed as President and Chief Executive Officer of Geokinetics.  Mr. Johnson has also been appointed as a member of the Geokinetics’ Board of Directors.  Mr. Johnson has a 30-year career in the international exploration and production business. Most recently, Mr. Johnson served as President, Worldwide Deepwater Division, of Phillips Petroleum leading efforts to develop deepwater exploration capabilities. Prior to this, Mr. Johnson served as Vice President Exploration of Spirit Energy 76 from 1997 to 2000, and Senior Vice President Exploration and Land of Vastar Resources from 1995 to 1996.  From 1973 to 1995, Mr. Johnson held a variety of managerial positions with Shell Oil, including General Manager, Geophysics, where Mr. Johnson was responsible for Shell’s geophysical operations and General Manager, E&P Technology Development, with responsibility for the R&D effort for both Exploration and Production.

William R. Ziegler, Chairman of Geokinetics’ Board of Directors, commented, “We welcome David Johnson to Geokinetics.   Following our recent equity refinancing, we believe David will lead us to becoming a significant provider of seismic services for the oil and gas industry.”

Lynn A. Turner will continue to manage seismic acquisition operations as President of Quantum Geophysical, Inc., and Stuart Reynolds will continue to manage the data processing operations as President of Geophysical Development Corporation.

Geokinetics Inc., based in Houston, Texas, is a provider of seismic processing and acquisition services through its subsidiaries, Quantum Geophysical, Inc. and Geophysical Development Corporation.

GEOKINETICS INC. (OTCBB: GOKN)

One Riverway, Suite 2100, Houston, Texas  77056  (713) 850-7600  (713) 850-7330 FAX